Exhibit 10.32

EXECUTION VERSION

$55,000,000

SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

AMONG

NETLOGIC MICROSYSTEMS, INC.,

AS US BORROWER,

NETLOGIC MICROSYSTEMS INTERNATIONAL LIMITED,

AS BVI BORROWER,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

SILICON VALLEY BANK,

AS ADMINISTRATIVE AGENT, ISSUING LENDER AND SWINGLINE LENDER

DATED AS OF JUNE 19, 2009

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(continued)

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CREDIT AGREEMENT (this “Agreement”), dated as of June 19, 2009, among NETLOGIC MICROSYSTEMS, INC., a Delaware corporation (the “US Borrower”), NETLOGIC MICROSYSTEMS INTERNATIONAL LIMITED, a British Virgin Islands company (the “BVI Borrower” and, together with the US Borrower, the “Borrowers” and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and SILICON VALLEY BANK (“SVB”), as administrative agent, issuing lender and swingline lender (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the US Borrower has entered into that certain asset sale agreement (the “IDT Agreement”), dated as of April 30, 2009, by and among the US Borrower, certain of the US Borrower’s Subsidiaries and Integrated Device Technologies, Inc. (“IDT”), providing for the Acquisition (as defined therein) of the Assets (as defined therein) (the “IDT Acquisition”);

WHEREAS, the US Borrower intends to acquire (the “RMI Acquisition” and, together with the IDT Acquisition, the “Specified Acquisitions” and each, a “Specified Acquisition”) all of the outstanding capital stock of RMI Corporation (“RMI”) pursuant to an Agreement and Plan of Merger Reorganization, dated as of May 31, 2009, by and among the US Borrower, Roadster Merger Corporation, the representative of certain of the holders of the Capital Stock of RMI and RMI (the “RMI Merger Agreement”);

WHEREAS, the US Borrower has extended a loan to RMI prior to the RMI Acquisition, in an amount equal to $15,000,000 (the “RMI Bridge Financing”);

WHEREAS, the Borrowers desire to obtain financing for (i) the Specified Acquisitions, (ii) fees and expenses incurred in connection with the foregoing, and (iii) ongoing working capital and general corporate purposes;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers in an aggregate amount equal to $55,000,000, consisting of (i) $15,000,000 in aggregate principal amount of Tranche A Term Loans available to the US Borrower to be funded on the Closing Date, (ii) $15,000,000 in aggregate principal amount of Tranche B Term Loans available to the BVI Borrower to be funded on the Closing Date, and (iii) $25,000,000 in aggregate principal amount of Revolving Commitments available to the US Borrower (including $10,000,000 in aggregate principal amount of availability for Letters of Credit as a sublimit of the Swingline Commitment);

WHEREAS, the US Borrower has agreed to secure all of the US Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets, and the BVI Borrower has agreed to secure all of the BVI Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets; and

WHEREAS, each of the US Guarantors, if any, has agreed to guarantee the US Obligations of the US Borrower and to secure their respective US Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets, and each of the BVI Guarantors has agreed to guarantee the BVI Obligations of the BVI Borrower and to secure their respective BVI Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) Prime Rate in effect on such day and (b) the Federal Funds Effective Rate on such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or Federal Funds Effective Rate.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounts”: means all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Addendum”: an instrument, substantially in the form of Exhibit F, by which a Lender becomes a party to this Agreement as of the Effective Date.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and the L/C Commitment of such Lender then in effect (as a sublimit of the Swingline Commitment).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan, 4.00% per annum in the case of Eurodollar Loans, and 1.75% per annum in the case of ABR Loans; provided, that commencing on the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.2(b) for the fiscal quarter ending on September 30, 2009, the rate per annum set forth under the relevant column heading below:

Consolidated Leverage Ratio	Eurodollar Loans	ABR Loans
> 1.50:1.00	4.00%	1.75%
> 0.50:1.00 but < 1.50:1.00	3.50%	1.50%
< 0.50:1.00	3.00%	0.50%

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Revolving Commitment”: an amount equal to (a) the aggregate Revolving Commitments of all Lenders, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (c) the outstanding principal balance of any Revolving Loans.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“BVI Borrower”: as defined in the preamble hereto.

“BVI Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the BVI Borrower and each of the BVI Guarantors in respect of the BVI Obligations, substantially in the form of Exhibit A-2.

“BVI Guarantor”: the US Borrower and each Material Subsidiary of the US Borrower (other than the BVI Borrower).

“BVI Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Tranche B Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the BVI Borrower or any BVI Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Tranche B Term Loans and all other obligations and liabilities of the BVI Borrower or any BVI Guarantor to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the BVI Borrower or any BVI Guarantor pursuant hereto) or otherwise.

“California UCC”: the Uniform Commercial Code as in effect from time to time in the State of California.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, or shares in the share capital of a company, any and all equivalent ownership interests in a Person (other than a corporation or company) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event”: any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member. “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, 35% or more of the ordinary voting power for the election of directors of the US Borrower (determined on a fully diluted basis); (b) at any time, the board of directors of the US Borrower shall cease to consist of a majority of Continuing Directors; or (c) at any time, the US Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each of the BVI Borrower and NetLogic Caymans, in each case free and clear of all Liens (except Liens created by the Security Documents).

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than September 30, 2009.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the US Borrower and each other Loan Party, substantially in the form of Exhibit H.

“Commitment”: as to any Lender, the sum of the Term Commitment, the L/C Commitment (which is a sublimit of Revolving Commitment) and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading below:

Consolidated Leverage Ratio	Commitment Fee Rate
> 1.50:1.00	0.500%
> 0.50:1.00 but < 1.50:1.00	0.375%
< 0.50:1.00	0.300%

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the US Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the US Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Group Members) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the US Borrower and its Subsidiaries at such date, except for accrued liabilities representing amounts payable solely in common stock to be issued pursuant to any earn-out provision contained in the RMI Acquisition Documents.

“Consolidated EBITDA”: means, for any period, (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) non-cash stock compensation expense and other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (g) transaction expenses related to the Specified Acquisitions and the execution, delivery and closing of this Agreement, provided, that such expenses will be added back only to the extent that they do not exceed $3,000,000 in the aggregate, minus (ii) the sum, without duplication, of the amounts for such period of other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period minus Consolidated Capital Expenditures (excluding the principal amount funded with Indebtedness permitted hereunder) incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during those fiscal quarters of the US Borrower ending during the fiscal year in which the determination date occurs on account of principal of Indebtedness of the US Borrower and its Subsidiaries (including scheduled principal payments in respect of the Term Loans), and (c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period).

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the US Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of the US Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the US Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the US Borrower and its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the US Borrower) in which the US Borrower or its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the US Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the US Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Quick Assets”: at any date, all unrestricted cash and Cash Equivalents plus Accounts on a consolidated balance sheet of the US Borrower and its Subsidiaries at such date.

“Consolidated Quick Ratio”: as at the last day of any period, the ratio of (a) Consolidated Quick Assets on such day to (b) Consolidated Current Liabilities for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the US Borrower and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clause (f) of the definition of “Indebtedness”.

“Continuing Directors”: the directors of the US Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the US Borrower is recommended (without the recommendation of any competing nominee) by at least 50.1% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of any Subsidiary of the US Borrower), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, Recovery Event or other disposition thereof and any issuance of Capital Stock of any Subsidiary of the US Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the US Borrower organized under the laws of any jurisdiction within the United States.

“Effective Date”: June 19, 2009.

“Eligible Assignee”: any commercial bank, investment or mutual fund or other financial institution having combined capital and surplus of not less than $250,000,000 that extends credit or buys loans as one of its primary businesses and are regulated by the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. For the avoidance of doubt, neither the US Borrower nor any Affiliate of the US Borrower shall be an “Eligible Assignee.”

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), rounded to the nearest one-sixteenth of a percent (1/16%); provided, that in no event shall the Eurodollar Base Rate be deemed to be less than 1.50%. In the event that the rate referenced in the preceding sentence is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: as defined in Section 8.

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a subfacility of the Revolving Facility) and (c) the Revolving Facility.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated May 21, 2009, by and between the US Borrower and Administrative Agent.

“Foreign Currency”: means lawful money of a country other than the United States.

“Foreign Subsidiary”: any Subsidiary of the US Borrower that is not a Domestic Subsidiary.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the US Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the US Borrower and its Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the US Borrower in good faith.

“Guarantors”: the collective reference to the BVI Guarantors and the US Guarantors.

“IDT Acquisition”: as defined in the recitals.

“IDT Acquisition Documents”: collectively, the IDT Agreement and all schedules, exhibits and annexes thereto and all material side letters and material agreements affecting the terms thereof or entered into in connection therewith.

“IDT Agreement”: as defined in the recitals.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of the US Borrower (other than the BVI Borrower) designated by the US Borrower in writing that had assets representing 10% or less of the US Borrower’s consolidated total assets determined in accordance with GAAP, and generated less than 10% of the US Borrower’s consolidated total revenues determined in accordance with GAAP for the four quarters ending on the last day of the most recent period for which financial statements have been delivered after the Effective Date pursuant to Section 6.1(b) or, if such date of determination is prior to the first delivery date pursuant to Section 6.1(b), for the fiscal quarter ended on (or, in the case of revenues, for the four quarters ending on) March 31, 2009; provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 15% or more of the US Borrower’s consolidated total assets as of such date or generated 15% or more of the US Borrower’s consolidated total revenues for such four fiscal quarters, in each case determined in accordance with GAAP; provided, further, that in no event shall NetLogic Caymans be deemed to be an Immaterial Subsidiary.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof (or, if such date is not a Business Day, the Business Day next succeeding such date), after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, subject to availability to all Lenders making such Loan, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, subject to availability to all Lenders making such Loan, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: as the context may require, (a) SVB or any affiliate thereof, in its capacity as issuer of any Letter of Credit, and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.10 or 3.11, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A (as may be amended and restated pursuant to this Agreement) or in the Assignment and Assumption pursuant to which such L/C Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Swingline Commitment and the aggregate L/C Commitment shall not exceed the Swingline Commitment at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Maturity Date”: the Termination Date.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: unrestricted cash and Cash Equivalents held by US Borrower.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Revolving Lenders”: at any time, holders of more than 50% (in the aggregate) of the Total Revolving Extensions of Credit (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time) (or, prior to any termination of the Revolving Commitments, holders of more than 50% (in the aggregate) of the Total Revolving Commitments (including, without duplication, the L/C Commitments)); provided that if at such time there is more than one holder of Total Revolving Extensions of Credit or Revolving Commitments, then the Majority Revolving Lenders shall be comprised of at least two such holders.

“Majority Term Lenders”: at any time, Term Lenders having Term Loans and unused Term Commitments representing more than 50% (in the aggregate) of the sum of all Term Loans outstanding and unused Term Commitments at such time; provided that if at such time there is more than one Term Lender having Term Loans and unused Term Commitments, then the Majority Term Lenders shall be comprised of at least two Term Lenders.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the US Borrower and its subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of any Loan Party to perform its obligations under any loan documentation to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any loan documentation to which it is a party.

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.11(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NetLogic Caymans”: NetLogic Microsystems Caymans Limited, a Cayman Islands exempted company and Wholly Owned Subsidiary of US Borrower.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Obligations”: collectively, the US Obligations and the BVI Obligations.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the US Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum announced from time to time by SVB as its prime rate in effect at its principal office in the State of California (the Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by the US Borrower and its consolidated subsidiaries that give effect (as if such events had occurred on such date) to (i) the consummation of the applicable Specified Acquisition(s), (ii) the Loans to be made on the Closing Date or any subsequent Borrowing Date, as applicable, and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing, in each case prepared for (y) the most recently ended fiscal quarter as if such transactions had occurred on such date and (z) on a quarterly basis through the first full fiscal year after the Closing Date or subsequent Borrowing Date, as applicable, and on an annual basis for each fiscal year thereafter through the Termination Date, in each case demonstrating pro forma compliance with the covenants set forth in Section 7.1.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Effective Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: the Revolving Loan Register or the Term Loan Register, as the context requires.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, holders of more than 50% (in the aggregate) of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that if at such time there is more than one holder of Total Revolving Commitments or Total Revolving Extensions of Credit, then the Required Lenders shall be comprised of at least two such holders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or Memorandum and Articles of Association, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the applicable Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the applicable Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total Revolving Commitments is $25,000,000. The L/C Commitment is a sublimit of the Revolving Commitments.

“Revolving Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the US Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit G-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Register”: as defined in Section 10.6(b).

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“RMI”: as defined in the recitals.

“RMI Acquisition”: as defined in the recitals.

“RMI Acquisition Documents”: collectively, the RMI Merger Agreement, and all schedules, exhibits and annexes thereto and all material side letters and material agreements affecting or relating to the terms thereof or entered into in connection therewith.

“RMI Bridge Financing”: as defined in the recitals.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender) and any Qualified Counterparties.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the US Guarantee and Collateral Agreement, the BVI Guarantee and Collateral Agreement, the Mortgages, the Share Charges and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Share Charges”: the collective reference to (i) the Share Charge, dated as of the Closing Date, by and among the US Borrower, NetLogic Caymans and the Administrative Agent, in support of the BVI Obligations, (ii) the Second Priority Share Charge, dated as of the Closing Date, by and among the US Borrower, NetLogic Caymans and the Administrative Agent, in support of the BVI Obligations, (iii) the Share Charge, dated as of the Closing Date, by and among the US Borrower, NetLogic Caymans and the Administrative Agent, in support of the US Obligations, and (iv) the Share Charge, dated as of the Closing Date, by and among NetLogic Caymans, the BVI Borrower and the Administrative Agent, in support of the BVI Obligations.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Acquisition” and “Specified Acquisitions”: as defined in the recitals.

“Specified Swap Agreement”: any Swap Agreement entered into by the US Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Effective Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.12.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the US Borrower.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf the US Borrower and its Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by the US Borrower and its Subsidiaries.

“SVB”: as defined in the preamble hereto.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the US Borrower and its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit G-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Commitment”: as to any Lender, the obligation of such Lender to make a Term Loan to the applicable Borrower on the Closing Date in a principal amount equal to the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments on the Effective Date is $30,000,000, consisting of $15,000,000 in respect of Tranche A Term Loans and $15,000,000 in respect of Tranche B Term Loans, which in each case shall be permanently reduced to $0 on the earliest of (i) the Closing Date (concurrent with the extension of Term Loans) , (ii) September 30, 2009 or (iii) the date of the termination of the Term Commitment pursuant to Section 2.9(b), in each case if the Tranche A Term Loans and Tranche B Term Loans are not drawn on or prior to such earliest date.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lenders”: the Tranche A Term Lenders and the Tranche B Term Lenders, collectively.

“Term Loan”: the Tranche A Term Loan and the Tranche B Term Loan, collectively.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the applicable Borrower and the Lenders.

“Term Loan Maturity Date”: June 19, 2012.

“Term Loan Note”: a promissory note in the form of Exhibit G-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Register”: as defined in Section 10.6(b).

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Termination Date”: June 19, 2012.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.9 or 3.5(b). The initial amount of the L/C Commitments on the Effective Date is $10,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Term Lender”: each Lender that has a Term Commitment with respect to a Tranche A Term Loan or that holds a Tranche A Term Loan.

“Tranche A Term Loan”: the term loan made by the Tranche A Term Lenders pursuant to clause (i) of the first sentence of Section 2.1, in an amount equal to $15,000,000.

“Tranche B Term Lender”: each Lender that has a Term Commitment with respect to a Tranche B Term Loan or that holds a Tranche B Term Loan

“Tranche B Term Loan”: the term loan made by the Tranche B Term Lenders pursuant to clause (ii) of the first sentence of Section 2.1, in an amount equal to $15,000,000.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“US Borrower”: as defined in the preamble hereto.

“US Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the US Borrower and each other US Loan Party in respect of the US Obligations, substantially in the form of Exhibit A-1.

“US Guarantor”: each Material Subsidiary of the US Borrower that is organized in the United States.

“US Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Tranche A Term Loans, Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the US Borrower or any US Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Tranche A Term Loans, Revolving Loans and all other obligations and liabilities of the US Borrower or any US Guarantor to the Administrative Agent or to any Lender or any party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the US Borrower or any US Guarantor pursuant hereto) or otherwise.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned BVI Subsidiary Guarantor”: any BVI Guarantor that is a Wholly Owned Subsidiary of the BVI Borrower.

“Wholly Owned US Subsidiary Guarantor”: any US Guarantor that is a Wholly Owned Subsidiary of the US Borrower.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, (i) each Tranche A Term Lender severally agrees to make a Tranche A Term Loan to the US Borrower on the Closing Date and (ii) each Tranche B Term Lender severally agrees to make a Tranche B Term Loan to the BVI Borrower on the Closing Date, in each case in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

2.2 Procedure for Term Loan Borrowing. The applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, one Business Day prior to the anticipated Closing Date (with originals to follow within 3 days)) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M., Pacific time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans.

(a) Beginning on September 30, 2009, the Term Loans of each Term Lender shall be repaid in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by $2,500,000 (allocated equally to the Tranche A Term Loan and the Tranche B Term Loan); provided, however, that if the Closing Date occurs on or after August 16, 2009, the first such installment shall not be due until December 31, 2009, and the amount of each consecutive quarterly installment on and after such date shall be an amount equal to such Lender’s Term Percentage multiplied by $2,727,272.73.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the US Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the aggregate outstanding amount of the Swingline Loans, and the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of US Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment; furthermore, such aggregate obligations for all Revolving Lenders shall not exceed the Total Revolving Commitment. During the Revolving Commitment Period the US Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the US Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The US Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The US Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the US Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within 3 Business Days)) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount; provided, that the Swingline Lender may request, on behalf of the US Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the US Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the US Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the US Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the US Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the US Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the US Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the US Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect and (ii) the US Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the US Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(a) The US Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the US Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12 Noon, Pacific time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the US Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the US Borrower.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the US Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, Pacific time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Pacific time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The US Borrower irrevocably authorizes the Swingline Lender to charge the US Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the US Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the US Borrower may have against the Swingline Lender, the US Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6, (iii) any adverse change in the condition (financial or otherwise) of the US Borrower, (iv) any breach of this Agreement or any other Loan Document by the US Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc.

(a) As compensation for the Revolving Commitment, the US Borrower shall pay the Administrative Agent for the benefit of Revolving Lenders, in arrears, from and after the Effective Date on the first Business Day of each calendar quarter prior to the earlier of the Termination Date and any date when the Revolving Commitment has been terminated pursuant to Section 2.9(a) and on the Termination Date (or such earlier termination date), a fee for the US Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Revolving Commitment (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan outstanding (excluding the sum of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans) during the period for which such fee is due.

(b) As compensation for the Term Commitment, the Borrowers shall pay the Administrative Agent for the benefit of Term Lenders, in arrears, from and after the Effective Date on the first Business Day of each calendar quarter prior to the earliest of (a) September 30, 2009, (b) the Closing Date or (c) the date of the termination of the Term Commitment pursuant to Section 2.9(b), and on September 30, 2009, the Closing Date or such earlier termination date, a fee for each Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the Term Commitment.

(c) The US Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter with the Administrative Agent and to perform any other obligations contained therein, it being understood that each of the “upfront fee” and the “administrative agent fee” described therein shall be due and payable on the Effective Date.

2.9 Termination or Reduction of Commitments.

(a) The US Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The US Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.

(b) The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all (but not less than all) of the Term Commitment.

2.10 Optional Prepayments. The US Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the US Borrower shall also pay any amounts owing pursuant to Section 2.20; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and

Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11 [intentionally omitted].

2.12 Conversion and Continuation Options.

(a) The applicable Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) After the occurrence of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%; provided that no such request shall be required if all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the applicable Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) The Administrative Agent shall have determined (which determination shall be conclusive and binding upon the applicable Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) Administrative Agent shall have received notice from the Majority Revolving Lenders or the Majority Term Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the applicable Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant

Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the applicable Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by each Borrower from the Lenders hereunder, each payment by each Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Except as otherwise provided herein, each payment (including each prepayment) by each Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Except as otherwise may be agreed by the applicable Borrower and the Required Lenders, any prepayment of Loans shall be applied to the then outstanding Term Loans on pro rata basis regardless of Type. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the US Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by each Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the

Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by the Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the applicable Borrower.

(g) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the US Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that, after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments.

2.18 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the applicable Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, neither Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) All payments made by each Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that neither Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by either Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If either Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the applicable Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the applicable Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S.

Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the applicable Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the applicable Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to either Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to either Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by either Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Notes. If so requested by any Lender by written notice to either Borrower (with a copy to the Administrative Agent), the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) promptly after such Borrower’s receipt of such notice, a Note or Notes to evidence such Lender’s Loans.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the US Borrower on any Business Day during the Letter of Credit Availability Period in such form as may be reasonably approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Swingline Commitment at such time. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Letter of Credit Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letters of Credit. The US Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the US Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the US Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The US Borrower agrees to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the US Borrower, (i) a fronting fee of 0.50% per annum on the drawable amount of such Letter of Credit to the Issuing Bank and (ii) a fee of 2.50% per annum on the drawable amount of such Letter of Credit to the L/C Lenders, in each case payable quarterly in arrears on the first Business Day of January, April, July, and October of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, as well as the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the US Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Lender Fees”). All Issuing Lender Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the US Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the

Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the US Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the US Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the US Borrower, (iv) any breach of this Agreement or any other Loan Document by the US Borrower, any other Loan Party or any other L/C Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the US Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b) If the Issuing Lender shall not have received from the US Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement; upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the US Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Term Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the US Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the US Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder;

provided, that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6 Obligations Absolute. The US Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the US Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The US Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the US Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the US Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The US Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the US Borrower and shall not result in any liability of the Issuing Lender to the US Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the US Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the US Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the US Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the US Borrower shall reimburse such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall reimburse such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the US Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.14(c) shall be applicable to any such amounts not paid when due.

3.10 Additional Issuing Lenders. The US Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.11 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the US Borrower upon the appointment of a successor in consultation with the US Borrower. Upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the US Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the US Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, each Borrower hereby represents and warrants (provided, that the representations and warranties in the second, third and fifth sentence of Section 4.1(b) shall not be made prior to the consummation applicable Specified Acquisition), to the Administrative Agent and each Lender, as to itself and each of its Subsidiaries, that:

4.1 Financial Condition.

(a) The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the applicable Acquisition(s), (ii) the Loans to be made on Closing Date or any subsequent Borrowing Date, as applicable, and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. Each Pro Forma Financial Statement has been prepared based on the best information available to the US Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of US Borrower and its consolidated Subsidiaries as of the most recent quarter for which financial statements have been delivered pursuant to Section 6.1(b) (or, if none have yet been delivered, for the quarter ended March 31, 2009) assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the US Borrower as of December 31, 2008, December 31, 2007, and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the US Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. To the knowledge of the US Borrower, the Audited Financial Statements of the Acquired Business (as defined in the IDT Agreement) present fairly in all material respects the consolidated financial condition of Assets (as defined in the IDT Agreement) as at the date of such financial statements, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. To the knowledge of the US Borrower, the audited consolidated balance sheets of RMI as of December 31, 2008 (if available), December 31, 2007, and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the RMI and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the US Borrower as at March 31, 2009, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the US Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). To the knowledge of the US Borrower, the unaudited statements of income of RMI for the three-month period ended on March 31, 2009, present fairly in all material respects the financial condition of RMI as at such date, and the results of its operations for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Effective Date or as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from March 31, 2009 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since March 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described in Schedule 4.5. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to either Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. Section 8 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any. Section 9 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does the US Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, nor are any claims pending or, to the knowledge of the US Borrower, threatened to such effect, unless such infringement or claim could not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the US Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the US Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the US Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if either Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.4, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the US Borrower in writing from time to time after the Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of US Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the US Borrower or any Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the IDT Acquisition and to pay related fees and expenses and for working capital or general corporate purposes. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit, shall be used to finance a portion of the RMI Acquisition and for working capital or general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the US Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the US Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the US Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents.

(a) The US Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the US Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the California UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the US Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the US Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3); provided that the foregoing shall not require the delivery of a “control agreement” with respect to any Investment Account (as defined in the US Guarantee and Collateral Agreement) if the balance of such Investment Account is less than $500,000 individually, and the aggregate balance of all Investment Accounts that are not subject to the Administrative Agent’s perfected Lien does not exceed $1,000,000 in the aggregate.

(b) The BVI Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the BVI Guarantee and Collateral Agreement that are securities represented by share certificates or otherwise constituting certificated securities within the meaning of the BVI Business Companies Act 2004 (as amended from time to time) and Companies Law of the Cayman Islands (2007 Revision) (as amended), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the BVI Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(b) in appropriate form are filed in the offices specified on Schedule 4.19(b), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully valid and, to the extent applicable, perfected, Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the BVI Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(c) Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

4.20 Solvency. Each Loan Party is, and after giving effect to each Specified Acquisition and the extension of the RMI Bridge Financing (as applicable), and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Loan Parties.

4.23 Certain Documents. The US Borrower has delivered to the Administrative Agent a complete and correct copy of the IDT Acquisition Documents and RMI Acquisition Documents (to the extent available), including any amendments, supplements or modifications with respect to any of the foregoing.

4.24 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business

4.25 No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the US Borrower, the BVI Borrower and each Person listed on Schedule 1.1A (as may be amended and restated pursuant to this Agreement), (ii) the US Guarantee and Collateral Agreement, executed and delivered by each Loan Party party thereto, (iii) the BVI Guarantee and Collateral Agreement, executed and delivered by each Loan Party party thereto, (iv) an Acknowledgement and Consent in the form attached to the US Guarantee and Collateral Agreement or the BVI Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, and (v) the Share Charges, executed and delivered by each Loan Party party thereto.

(b) Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person required in connection with the execution and performance of the Loan Documents, the continuing operations of the Group Members and the other transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the financing contemplated hereby.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, it being understood that each of the “upfront fee” and “administrative agent fee” referred to in the Fee Letter shall have been received on the Effective Date. All such amounts to be paid on the Closing Date will be paid with proceeds of Revolving Loans made on the Closing Date and will be reflected in the funding instructions given by the US Borrower to the Administrative Agent on or before the Closing Date.

(e) Closing Certificate; Certified Certificate of Organization; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation, memorandum and articles of association or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization or incorporation of such Loan Party, the bylaws or other similar organizational document of each Loan Party, the relevant corporate or other similar resolutions of each Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization or incorporation (or in the event that a “long form” of such certificate is not available, then such form of certificate as is reasonably satisfactory to the Administrative Agent).

(f) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Bingham McCutchen LLP, counsel to the US Borrower, in a form reasonably satisfactory to the Administrative Agent, (ii) Appleby, counsel to the BVI Borrower and (iii) Appleby, counsel to NetLogic Caymans, in each case in a form reasonably satisfactory to the Administrative Agent. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the US Guarantee and Collateral Agreement and the BVI Guarantee and Collateral Agreement, together with an undated stock power or share transfer form for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, as well as all other documents required to be delivered upon execution of the Share Charges in accordance with the terms thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the US Guarantee and Collateral Agreement or the BVI Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(i) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the US Borrower certifying that each of the Loan Parties, after giving effect to the IDT Acquisition, the incurrence of all Indebtedness and obligations being incurred in connection herewith, and the other transactions contemplated hereby, is Solvent.

(j) Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of each of the US Guarantee and Collateral Agreement and the BVI Guarantee and Collateral Agreement, which name the Administrative Agent as beneficiary or additional insured, in a form satisfactory to the Administrative Agent.

(l) No Material Adverse Effect. There shall not have occurred since March 31, 2009 any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

(n) Closing Date. The Closing Date shall have occurred not later than September 30, 2009.

(o) RMI Bridge Financing Documents. The Administrative Agent shall have received and be satisfied with all material documentation in respect of RMI Bridge Financing, certified by a Responsible Officer to be a true and complete copy of all such material documents (it being understood that the Administrative Agent has received and is satisfied with the RMI Bridge Documents to the extent filed on the US Borrower’s Form 8-K filed with the SEC on June 4, 2009).

(p) RMI Acquisition Documents. The Administrative Agent shall have received and be satisfied with the RMI Acquisition Documents, certified by a Responsible Officer to be a true and complete copy of such documents (it being understood that the Administrative Agent has received and is satisfied with (i) the RMI Acquisition Documents to the extent filed on the US Borrower’s Form 8-K filed with the SEC on June 4, 2009, and (ii) the Disclosure Schedules, dated May 31, 2009, and undated Additional Schedules, transmitted to the Administrative Agent on June 18, 2009).

(q) Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person required in connection with the IDT Acquisition and the operations of the Group Members as expected to result from the IDT Acquisition, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the IDT Acquisition.

(r) Consummation of Transactions. The following transactions shall have been consummated upon funding the Term Loans, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i) the purchase of the Assets (as defined in the IDT Agreement) and all other assets contemplated to be acquired pursuant to the IDT Agreement shall be consummated in accordance with applicable law and the IDT Acquisition Documents (including without limitation that all conditions to the consummation of the IDT Acquisition set forth in the IDT Acquisition Documents shall have been satisfied); provided that the Lenders agree to waive any non-performance of which the Lenders have received prior written notice by the US Borrower to the extent that such non-performance is not adverse to the Administrative Agent or the Lenders in any material respect; and

(ii) the Administrative Agent shall have received and be satisfied with the IDT Acquisition Documents, certified by a Responsible Officer to be a true and complete copy of such documents (it being understood that the Administrative Agent has received and is satisfied with (i) the IDT Acquisition Documents to the extent filed on the US Borrower’s Form 8-K filed with the SEC on May 6, 2009, and (ii) the undated disclosure schedules transmitted to the Administrative Agent on June 18, 2009).

(s) Loan Documents. The Administrative Agent shall have received such opinions, guarantees, pledged stock, joinders, supplements, certificates and other documentation with respect to the Loan Documents as it may reasonably require in connection with the IDT Acquisition (including without limitation pursuant to Section 6.11).

(t) Line of Business. The Administrative Agent shall have received satisfactory evidence that IDT, either directly or through any Subsidiary, does not operate in any business, except for those businesses in which the US Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

(u) Pro Forma Financial Statements. The Lenders shall have received the Pro Forma Financial Statements reflecting the IDT Acquisition, the incurrence of all Indebtedness and obligations being incurred in connection therewith and the other transactions contemplated hereby.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the applicable Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the applicable Borrower as of the date of such extension of credit and each Revolving Loan Conversion that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each Borrower shall, as to itself and each Borrower’s Subsidiaries, and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the US Borrower, a copy of the audited consolidated and unaudited consolidating balance sheet of the US Borrower as at the end of such year and the related audited consolidated and unaudited consolidating statement of income and audited consolidated statement of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the US Borrower, the unaudited consolidated and consolidating balance sheet of the US Borrower as at the end of such quarter and the related unaudited consolidated and consolidating statement of income and unaudited consolidated statement of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrowers provide a link thereto on the Borrowers’ website on the Internet at the Borrowers’ website address of www.netlogicmicro.com (or such other website address as the Borrowers may provide to Administrative Agent in writing from time to time); provided that the Borrowers shall, upon request by Administrative Agent, deliver paper copies of such documents to Administrative Agent, in number sufficient for each Administrative Agent, until a written request to cease delivering paper copies is given by Administrative Agent.

6.2 Certificates; Other Information. Furnish (or, in the case of clause (a), use best efforts to furnish) to the Administrative Agent, for distribution to each Lender (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the US Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Effective Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the US Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the US Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) no later than three Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the IDT Acquisition Documents and the RMI Acquisition Documents;

(e) within five days after the same are sent, copies of all financial statements and material reports that any Loan Party sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Loan Party may make to, or file with, the SEC unless posted to the Borrowers’ website pursuant to the last paragraph of Section 6.1 and the Borrowers provide promptly provide notice thereof to the Administrative Agent;

(f) upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(g) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to insurance required by Section 5.2 of each of the US Guarantee and Collateral Agreement and the BVI Guarantee and Collateral Agreement;

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational or corporate existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and comply with all leases under which any Loan Party is the lessee; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to each the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the US Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the US Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(f) any proposed Disposition, incurrence of Indebtedness, or issuance of Capital Stock.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Operating Accounts. Maintain each Group Member’s primary operating accounts with SVB and SVB’s Affiliates, and maintain a minimum balance of $20,000,000 in the aggregate in investments with SVB or SVB’s Affiliates or any Lender or any Affiliate of a Lender; any accounts not maintained with SVB or SVB’s Affiliates shall be subject to a control agreement in form and substance reasonably satisfactory to SVB; provided that the foregoing shall not require the delivery of a “control agreement” with respect to any Investment Account (as defined in the US Guarantee and Collateral Agreement) if the balance of such Investment Account is less than $500,000 individually, and the aggregate balance of all Investment Accounts that are not subject to the Administrative Agent’s perfected Lien does not exceed $1,000,000 in the aggregate.

6.10 Audits. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the US Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not exceed once per year, unless an Event of Default has occurred and is continuing.

6.11 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within three Business Days) (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement, the BVI Guarantee and Collateral Agreement, the Share Charges or such other documents as the Administrative Agent deems necessary or advisable to evidence that they are a Guarantor and grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest in such property, including the filing of Uniform Commercial Code financing statements or other forms of registration or recording of security in such jurisdictions as may be required by the US Guarantee and Collateral Agreement, the BVI Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent; provided that the foregoing shall not require the delivery of a “control agreement” with respect to any Investment Account (as defined in the US Guarantee and Collateral Agreement) if the balance of such Investment Account is less than $500,000 individually, and the aggregate balance of all Investment Accounts that are not subject to the Administrative Agent’s perfected Lien does not exceed $1,000,000 in the aggregate.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Material Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.11(c), shall include any existing Subsidiary that becomes a Material Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement and the BVI Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable (or execute and deliver such other documents as the Administrative Agent deems necessary or advisable) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Material Subsidiary (a) to become a party to the US Guarantee and Collateral Agreement and/or the BVI Guarantee and Collateral Agreement, (b) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the US Guarantee and Collateral Agreement and the BVI Guarantee and Collateral Agreement, with respect to such new Material Subsidiary, including the filing of Uniform Commercial Code financing statements or other forms of registration of security in such jurisdictions as may be required by the US Guarantee and Collateral Agreement, the BVI Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (c) to deliver to the Administrative Agent a certificate of such Material Subsidiary, in a from reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, (i) the Collateral securing the US Obligations shall not include more than 66% of the total outstanding voting Capital Stock of any Material Subsidiary that is not a Domestic Subsidiary, and (ii) no Material Subsidiary that is not a Domestic Subsidiary shall be required to guarantee the US Obligations.

(d) Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written consent of the Administrative Agent or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.12 Use of Proceeds. Use the proceeds of each Credit Extension only for the purposes set forth in Section 4.16.

6.13 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Loan Parties.

6.14 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

Each Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, neither Borrower shall, as to itself or any of its Subsidiaries shall, nor shall either Borrower permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the US Borrower ending with any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio
Effective Date through March 31, 2010	2.25:1.00
June 30, 2010 through September 30, 2010	2.00:1.00
Thereafter	1.75:1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any three-month period ending on the last day of any fiscal quarter of the US Borrower to be less than 1.25:1.00.

(c) Liquidity. Permit Liquidity at any time to be less than $20,000,000.

(d) Consolidated Quick Ratio. Permit the Consolidated Quick Ratio as at the last day of any fiscal quarter of the US Borrower, commencing with the fiscal quarter ending on December 31, 2009, to be less than 1.00:1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party or (iii) any Subsidiary that is not a Loan Party to any Loan Party to the extent permitted as an Investment pursuant to Section 7.8(h)(iii).

(c) Guarantee Obligations incurred in the ordinary course of business by (i) the US Borrower and its Subsidiaries of obligations of any Wholly Owned US Subsidiary Guarantor and (ii) the BVI Borrower and its Subsidiaries of obligations of any Wholly Owned BVI Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(f) Surety Indebtedness;

(g) Indebtedness in the form of Capital Lease Obligations incurred with respect to the renewal of licenses for software development tools used in the design of integrated circuits; and

(h) additional Indebtedness of the US Borrower or any of its Subsidiaries in an aggregate principal amount (for the US Borrower and all such Subsidiaries) not to exceed $500,000 at any one time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the US Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the US Borrower or its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the US Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the US Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j) judgment Liens that do not constitute a Default or Event of Default under Section 8(h) of this Agreement; and

(k) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the US Borrower and all of its Subsidiaries) $500,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the US Borrower may be merged or consolidated with or into the US Borrower (provided that the US Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned US Subsidiary Guarantor (provided that the Wholly Owned US Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) NetLogic Caymans or any Subsidiary of the BVI Borrower may be merged or consolidated with or into the BVI Borrower (provided that the BVI Borrower shall be the continuing or surviving company) or with or into any Wholly Owned BVI Subsidiary Guarantor (provided that the Wholly Owned BVI Subsidiary Guarantor shall be the continuing or surviving company);

(b) (i) any Subsidiary of the US Borrower may Dispose of any or all of its assets (a) to the US Borrower or any Wholly Owned US Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (b) pursuant to a Disposition permitted by Section 7.5, and (ii) NetLogic Caymans or any Subsidiary of the BVI Borrower may Dispose of any or all of its assets (a) to the BVI Borrower or any Wholly Owned BVI Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (b) pursuant to a Disposition permitted by Section 7.5; and

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i)(a) or (ii)(a) of Section 7.4(b);

(d) (i) in the case of the US Borrower or any of its Subsidiaries (other than the BVI Borrower), the sale or issuance of any such Subsidiary’s Capital Stock to the US Borrower or any Wholly Owned US Subsidiary Guarantor and (ii) in the case of NetLogic Caymans or the BVI Borrower or any of its Subsidiaries, the sale or issuance of any such Subsidiary’s Capital Stock to the US Borrower, any Wholly Owned US Subsidiary Guarantor or any Wholly Owned BVI Subsidiary Guarantor;

(e) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(g) the Disposition of other property having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the US Borrower;

(h) the licensing of foreign rights regarding Intellectual Property to NetLogic Caymans;

(i) the Disposition of property (i) from any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Guarantor to any other Group Member, and (iii) any Loan Party to any Subsidiary that is not a Guarantor, in the aggregate not to exceed five percent (5%) of the US Borrower’s consolidated total assets determined in accordance with GAAP; provided that the consideration received from any such Disposition pursuant to clause (iii) shall be consist entirely of cash; and

(j) the dissolution of any Immaterial Subsidiary, so long as none of the foregoing constitutes a Material Subsidiary at the time of such dissolution.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or ordinary shares of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding or issued, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of the US Borrower may make Restricted Payments to any Loan Party;

(b) so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower may, purchase common stock or common stock options, or ordinary shares or ordinary share options; provided, that the aggregate amount of payments under this clause shall not exceed $5,000,000 during any fiscal year of the US Borrower; and

(c) all shares of common stock withheld or reacquired in satisfaction of applicable withholding tax obligations of the Company in connection with the issuance, exercise and/or settlement of employee transactions in the US Borrower’s equity securities.

7.7 Use of Proceeds. Use the proceeds of any Credit Extension for any purposes other than as set forth in Section 4.16.

7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(e) the IDT Acquisition, subject to the satisfaction of the conditions precedent set forth in Section 5.2;

(f) the RMI Acquisition; provided that:

(i) (A) immediately before and immediately after giving effect to the RMI Acquisition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to the RMI Acquisition, the US Borrower shall be in compliance with the each of covenants set forth in Section 7.1;

(ii) the Administrative Agent shall have received such opinions, guarantees, pledged stock, joinders, supplements, certificates and other documentation with respect to the Loan Documents as it may reasonably require (including without limitation pursuant to Section 6.11);

(iii) the acquisition of all of the outstanding capital stock of RMI by means of a merger pursuant to the RMI Acquisition Documents (including without limitation that all conditions to the consummation of the RMI Acquisition set forth in the RMI Acquisition Documents shall have been satisfied); provided that the Lenders agree to waive any non-performance of which the Lenders have received prior written notice by the US Borrower to the extent that such non-performance is not adverse to the Administrative Agent or the Lenders in any material respect;

(iv) the Administrative Agent shall have received and be satisfied with Pro Forma Financial Statements giving effect to the RMI Acquisition;

(v) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the US Borrower certifying that each of the Loan Parties, after giving effect to the RMI Acquisition, any incurrence of all Indebtedness and obligations being incurred in connection therewith and the other transactions contemplated thereby, is Solvent; and

(vi) the Administrative Agent shall have received satisfactory evidence that the conditions precedent set forth in Section 5.2 shall be satisfied.

(g) the RMI Bridge Financing;

(h) intercompany Investments by (i) any Group Member in any Loan Party, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) any Loan Party to any Subsidiary of the US Borrower that is not a Loan Party in the aggregate, not to exceed five percent (5%) of the US Borrower’s consolidated total assets determined in accordance with GAAP;

(i) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(j) Investments received in settlement of amounts due to the US Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the US Borrower or any of its Subsidiaries as a result of Insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the US Borrower or its Subsidiaries; and

(k) in addition to Investments otherwise expressly permitted by this Section, Investments by the US Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.

7.9 Optional Payments and Modifications of Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Loan Party) unless such transaction is (a) in the ordinary course of business of the relevant Group Member, and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the US Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Capital Stock) or (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the US Borrower or any of its Subsidiaries.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the US Borrower to end on a day other than December 31 or change the US Borrower’s method of determining fiscal quarters.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the US Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the US Borrower or any Subsidiary of the US Borrower, (b) make loans or advances to, or other Investments in, the US Borrower or any Subsidiary of the US Borrower or (c) transfer any of its assets to the US Borrower or any Subsidiary of the US Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary of the US Borrower imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions imposed by corporate or other applicable law, and (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby.

7.16 Lines of Business. Other than the Specified Acquisitions, enter into any business, either directly or through any Subsidiary, except for those businesses in which the US Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.17 Amendments to Specified Acquisition Documents. Amend, supplement or otherwise modify the terms and conditions of the IDT Acquisition Documents except for any such amendment, supplement or modification that could not reasonably be expected to adversely affect the interests of the Administrative Agent or the Lenders.

7.18 Amendments to Organizational Agreements and Material Contracts. No Loan Party shall (a) amend or permit any amendments to any Loan Party’s organizational documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver adversely affects the interests of the Administrative Agent or the Lenders in any material respect.

7.19 Designated Senior Indebtedness. Allow any Indebtedness of any Loan party other than the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Loan Parties.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur (each, an “Event of Default”):

(a) either Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a), Section 6.9 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall not, or shall be unable to, or shall admit in writing its inability to, generally pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the US Guarantee and Collateral Agreement or the BVI Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; or

(m) a Material Adverse Effect occurs;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to each Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the US Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of

Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the US Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other obligations of the US Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the US Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the each Borrower.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to either Borrower or any of their Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the US Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the US Borrower or any other Loan Party and without limiting the obligation of the US Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the US Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the State of California, or an Affiliate of any such bank with an office in the State of California. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the retiring Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the US Guarantee and Collateral Agreement or the BVI Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.17 in a manner that adversely affects Revolving Lenders or the L/C Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.17 in a manner that adversely affects Term Lenders without the written consent of each Term Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (I) amend, modify or waive the conditions precedent set forth in Section 5.1 without the written consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

US Borrower:	NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, California 94043 Attention: Roland Cortes, Esq. Facsimile No.: (650) 230-0283

with a copy to: Bingham McCutchen LLP 1900 University Avenue East Palo Alto, California 94303 Attention: Alan Kalin, Esq. Facsimile No.: (650) 849-4609

BVI Borrower:

NetLogic Microsystems International Limited

c/o NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, California 94043

Attention: Roland Cortes, Esq.

Facsimile No.: (650) 230-0283

with a copy to:

Bingham McCutchen LLP

1900 University Avenue

East Palo Alto, California 94303

Attention: Alan Kalin, Esq.

Facsimile No.: (650) 849-4609

Administrative Agent:

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, California 95054

Attention: Agency Services

Facsimile No.: (408) 496-2429

with a copy to:

Silicon Valley Bank

185 Berry Street, Lobby 1, Suite 3000

San Francisco, California 94107

Attention: Alexis Coyle

Facsimile No.: (415) 856-0810

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers jointly and severally agree (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; provided that the foregoing shall not give rise to an obligation of any Loan Party (other than the US Borrower or any Domestic Subsidiary that is a Guarantor) to pay or reimburse any expenses incurred by or on behalf of the BVI Borrower or any Foreign Subsidiary of the US Borrower, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless or whether any such matter is initiated by a third party, the Borrowers, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that neither Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the US Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void).

(b) (i) Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(B) with respect to any proposed assignment of all or a portion of the L/C Commitment, the Swingline Lender and the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B) the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree;

(C) the parties to each assignment of all or a portion of any Term Commitment or Term Loans shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree; and

(D) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 10.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time, and the names and addresses of the L/C Lenders, and the L/C Commitments of, and principal amounts owing to, each L/C Lender pursuant to the terms hereof from time to time (the “Revolving Loan Register”). The entries in the Revolving Loan Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Revolving Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Revolving Loan Register shall be available for inspection by the Borrowers, the Issuing Lender, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Term Loan Register”). The entries in the Term Loan Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Term Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Term Loan Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of either Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to Section 10.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Effective Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by such Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the applicable Borrower. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

10.12 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

(a) submit to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided, that nothing in this Agreement shall be deemed to operate to preclude Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to each Borrower at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon either Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c) WITHOUT INTENDING IN ANY WAY TO LIMIT EACH BORROWER’S AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the Borrowers, the Administrative Agent and the Lenders (or, if they cannot agree, by the Presiding Judge in the Northern District of the State of California) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in the Northern District of the State of California; and each Borrower hereby submits to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California

Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the in the Northern District of the State of California for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. Each Borrower shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. Each Borrower agrees that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.14(b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.16 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

US BORROWER

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Mike Tate
	Name:	Mike Tate
	Title:	VP and Chief Financial Officer

BVI BORROWER

NETLOGIC MICROSYSTEMS INTERNATIONAL LIMITED

By:	/s/ Mike Tate
	Name:	Mike Tate
	Title:	Director

SILICON VALLEY BANK,
as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/
Name:
	Title:	Managing Director

By:	/s/ Rick Freeman
	Name:	Rick Freeman
	Title:	Relationship Manager

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Cecilia K. Person
Name: Cecilia K. Person
Title: Vice President

UNION BANK N.A.,
as a Lender

By:	/s/ Allan B. Miner
Name: Allan B. Miner
Title: Vice President